Exhibit 99.1

Post Holdings to Acquire Michael Foods for $2.45 billion

•	Adds leading producer of value-added food products with approximately $2.0 billion in revenue

•	Strengthens Post’s portfolio by adding a group of products with leading market positions in attractive categories

•	Accretive to EPS, excluding one-time transaction expenses

•	Michael Foods management team to join Post Holdings and continue to lead the Michael Foods business

St. Louis, Missouri - April 17, 2014 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced it has agreed to acquire MFI Holding Corporation (“Michael Foods”) from affiliates of GS Capital Partners, affiliates of Thomas H. Lee Partners and other owners.
Michael Foods is a leading producer of value-added food products and service solutions to customers across the foodservice, retail and food ingredient channels. It holds leading market positions in attractive categories including value-added egg products, refrigerated potato products and cheese and other dairy case products. Michael Foods has well-known brands such as Papetti’s®, All Whites®, Better ‘n Eggs®, Easy Eggs®, Simply Potatoes® and Crystal Farms®.
The Michael Foods acquisition will be Post’s largest transaction to date. It continues Post’s strategy of investing in large secular themes in the food industry. Post remains focused on diversifying its business to capitalize on shifts in consumer behavior towards increased consumption of protein and away-from-home breakfast occasions.
The addition of Michael Foods will increase Post’s long-term revenue, EBITDA and earnings per share growth potential. The combination of Post and Michael Foods creates a diversified food company with substantial cash flow generation enabling it to reduce leverage and fund growth over the long-term. The transaction is expected to be accretive to Post’s earnings per share prior to giving effect to purchase accounting adjustments and one-time transaction expenses. Post management expects to recognize approximately $10 million in synergies resulting from benefits of scale.
Michael Foods will continue to be managed by its existing executive team. Jim Dwyer, Michael Foods’ CEO said, “The entire Michael Foods team is excited to join Post Holdings. We believe our business will benefit from Post’s portfolio management approach of effectively and efficiently investing in profitable growth and margin expansion. I’m delighted to be joining the Post team.”
Bill Stiritz, Post’s Chairman and Chief Executive Officer, said “This acquisition is exactly what we look for in an investment. We are extremely impressed with the job Jim and his team have done and we look forward to continuing to build this substantial business with them.”
Under the terms of the agreement, Post will acquire Michael Foods for $2.45 billion on a cash-free, debt-free basis, subject to working capital and other adjustments. In addition, Post will make a payment of $50 million on the first anniversary of the closing date, which payment is intended to represent the parties’ estimate of the value of certain tax benefits that Michael Foods is expected to realize from payments to be made by or on its behalf in connection with the acquisition.
Concurrent with the signing of the agreement, Post obtained financing commitments under which various lenders have committed to provide up to $1.765 billion in credit facilities, including a committed bridge loan of up to $340 million. Committed facilities, together with cash on hand, are sufficient to fund the purchase price. Post intends to replace a portion of the committed financing with the sale of approximately $500 million of additional equity or equity linked capital, subject to capital and other market conditions. Post also intends to amend its existing revolving credit facility. Post expects to fund its pending acquisition of the PowerBar and Musashi brands with cash on hand or a draw under the amended revolving credit facility.
Michael Foods has grown significantly in recent years. Since 2008, adjusted EBITDA has grown at a compound annual growth rate of 5.3%. In a separate release dated April 16, 2014, Michael Foods management announced that it expects adjusted EBITDA for the quarter ended March 29, 2014 to be approximately $48 million, subject to quarterly review procedures. Post management estimates adjusted EBITDA for Michael Foods for calendar 2014 to be between $255 and $270 million.

The transaction is expected to be completed in the second calendar quarter of 2014, Post’s fiscal third quarter, subject to various closing conditions including the expiration of waiting periods required under antitrust laws.
Barclays is acting as exclusive financial advisor to Post, and Lewis, Rice & Fingersh, L.C. is acting as legal advisor.
BofA Merrill Lynch and Goldman Sachs are acting as financial advisors to Michael Foods, and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal advisor.
Conference Call to Discuss Acquisition
The Company will host a conference call on Thursday, April 17, 2014 at 8:30 a.m. Eastern Time to discuss the acquisition and respond to questions. The call will be hosted by William P. Stiritz, Chairman and Chief Executive Officer, and Robert V. Vitale, Chief Financial Officer.
Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside the United States. The conference identification number is 32227467. Interested parties are invited to listen to the webcast of the conference call. The webcast and corresponding slides can be accessed by visiting the Investor Relations section of the Company’s website at www.postholdings.com.
A replay of the conference call will be available through Thursday, April 24, 2014, by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside the United States and using the conference identification number 32227467. A webcast replay will also be available for a limited period on the Company’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions upon which the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post management believes is realizable as of the date of this press release. It should also be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the completion of the acquisition of Michael Foods, the expected funding sources of the acquisition and the expected financial contribution of the acquired business. These projections and statements are based on management’s estimates and assumptions with respect to future events and the expected annual contribution of the acquisition and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include risks related to, among other things, the potential impact on the business due to uncertainty about the acquisition; volatility in the credit or capital markets and future market conditions; obtaining regulatory approval of or non-objection to the acquisition; the retention of the Michael Foods business management and employees and the ability of Post to successfully integrate operations; the possibility that various closing conditions for the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities for the respective parties; other business transaction costs; actual or contingent liabilities of the acquired business; the inability to predict the future success or market acceptance of the acquired business; and other risks described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.
Use of Forward-Looking Non-GAAP Measures
Post has presented in this release certain forward-looking statements about future financial performance of the Michael Foods business that include adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure which represents Earnings before interest, taxes, depreciation, amortization and other adjustments. The Michael Foods business uses adjusted EBITDA as a measurement of financial results, as an indication of the relative strength of operating performance. Management believes that adjusted EBITDA provides potential investors with useful information with which to analyze and compare with other companies in our industry our operating performance and our ability to service debt. Post has not provided a reconciliation of this forward-looking non-GAAP financial measure due to the difficulty in forecasting and quantifying the amount of the items excluded from adjusted EBITDA that will be included in net earnings, the comparable GAAP financial measure.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®. Post also offers premium natural and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company™ brands. Post’s active nutrition platform aids consumers in adopting healthier lifestyles and includes the Dymatize®, Premier Protein®, Supreme Protein® and Joint Juice® brands. Post also manufactures private label cereal, granola, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts, servicing the private label retail, foodservice and ingredient channels. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.
Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626

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